Exhibit 10.53

TRAVEL TECHNOLOGIES GROUP, L.P.

END USER SOFTWARE LICENSE AGREEMENT

This End User Software License Agreement (this “Agreement”) is made and entered into this 31st day of August, 2000 (the “Effective Date”) by and between TRAVEL TECHNOLOGIES GROUP, L.P., located at 7557 Rambler Road, Suite 1300, Dallas, TX 75231 USA (hereinafter “TTG”) and Sabre Inc., located at 4255 Amon Carter Blvd, Fort Worth, TX 76155 (hereinafter “User”).

Subject to the terms and conditions in this Agreement, TTG hereby grants to User a non-exclusive, nontransferable license to use the TTG software product(s) and related manuals, hardware, and documentation specified on Exhibits A and B attached hereto.

1.	Definitions

1.1	Enhancement - Changes to the Product that provide additional features and/or functionality, expanding the capabilities of the Product in existing functional areas.

1.2	Global Distribution System or GPS - A computer system or network used to make reservations of a travel related nature.

1.3	Hardware Key - An external hardware device supplied to User by TTG to prevent unauthorized use of the Software.

1.4	Improvements - New functionality that addresses areas that were not covered in the Initial Software Release for the Product, or so significantly expands a function as to be considered a new function.

1.5	Modification - Changes to the Product that affect existing functionality. Normally this includes streamlining processes, revising screens for clarity, etc.

1.6	Product - A logical grouping of TTG software, in object code only, and related documentation which are sold by a specific product name. The Product(s) which are licensed under this Agreement are further described on Exhibits A and B and include versions of the following software adapted by TTG for use with the specified GDS.

1.7	Software - Collectively, all of the Software Releases provided by TTG from time to time, with respect to the Product(s) licensed under this Agreement.

1.8	Software Release - A complete or partial delivery of one or more TTG Products, normally on magnetic media, but may be transmitted electronically, at TTG’s discretion. There are several kinds of Software Releases as listed below:

(i)	Initial Software Release - The initial delivery of the Product(s) licensed from TTG.

(ii)	Upgrade Release (Upgrade) - Changes to the Product delivered after the Initial Software Release.

(iii)	Corrective Release (Fix) - Changes to the Product delivered to correct a bug that impairs the normal operation of the Product.

2.	Scope Of License

2.1	This non-exclusive, non-transferable, perpetual license allows User to use the Software solely for its internal business purposes which includes support of Sabre customers on a single computer or on a single network of computers located at a specified location, and any compatible replacements for such computers (the “Authorized Computers”). Additional licenses may be purchased by User pursuant to TTG’s rates and license fees set out in Exhibit A for a period of one (1) year from the effective date of this Agreement.

2.2	The Software, hardware key, and its related documentation cannot be transferred, sold, or otherwise made available by User to another party without TTG’s express prior written consent. User may not use the Software in the operation of any service bureau type arrangement outside the scope of support for Sabre BTS’s product offerings. User may assign this Agreement to its Affiliates or any successor in interest to all or any part of User’s operations, so long as the assignee agrees in writing to be bound by the terms and conditions of this Agreement. User shall not act as a guarantor of the assignee’s obligations under this Agreement.

2.3	An Upgrade Release, if provided by TTG and installed by User, replaces part or all of the Software for the Product previously licensed. This Agreement applies to the Initial Software Release and all subsequent Software Releases.

2.4	User may obtain rights to acquire Upgrade Releases and other technical support and education services under a separate written agreement with TTG or its authorized distributor.

2.5	The Software originated within the United States and may be subject to certain export restrictions. User hereby assures TTG that User will not cause or knowingly allow the Software to be exported or re-exported, directly or indirectly, to any country, except in compliance with all applicable laws, including United States Export Administration Regulations.

2.6	The Initial Software Release will include adaptations made to the Software by TTG to facilitate use of the Software with the specified GDS. From time to time, User may request other specific enhancements to the Software. TTG agrees to negotiate in good faith towards the development of such enhancements and the licensing thereof to User pursuant to TTG’s rates and license fees set out in Exhibit A for a period of one (1) year from the effective date of this Agreement.

3.	TTG’s Proprietary Rights; User Restrictions

3.1	User acknowledges TTG’s claim that the Software, related documentation are protected by United States copyright law and international treaty. User shall not use, copy, disclose, nor permit any of its personnel to use, copy, or disclose the same for any purpose that is not specifically authorized under this Agreement. By virtue of this Agreement, User acquires only the non-exclusive right as described above to use the Software, related user documentation, and hardware key and does not acquire any rights of ownership in such materials. TTG, or its licensor, shall at all times retain all rights, title and interest in the Software, related documentation, hardware key, and any derivatives thereof.

3.2

User agrees not to cause or permit the reverse engineering, disassembly or decompilation of the Software or hardware key, except to the extent expressly authorized by applicable law, under penalty of termination but not exclusive of any other remedies. If User wishes to develop an interface to the Software or merge the Software with any other software, it shall inform TTG and TTG, at its option, may provide User with information sufficient to enable interoperability between the Software and such other software or products.

3.3	User may copy the Software and hardware key for installation, back-up, off-line development or testing, or other purposes as described in the documentation. User may not copy, or permit others to copy the Software, hardware key or any Software Release for any other purpose. User may not modify the Software.

3.4	User agrees not to remove, alter or conceal any product identification, copyright notices, or other notices or proprietary restrictions from the Software, the media on which it is delivered, or related user documentation, and to reproduce all such notices on any copies of the Product and user documentation created by User.

3.5	Except for the purposes of training, translation, operational support, or distribution, User may not copy or allow others to copy any part of the user documentation or other printed material provided with the Product or Software Release by any means, including data transmission.

3.6	User recognizes and acknowledges that any use or disclosure of the Software by User in a manner inconsistent with the provisions of this Agreement may cause TTG irreparable damage for which other remedies may be inadequate, and User agrees that in any request to a court of competent jurisdiction by TTG for injunctive or other equitable relief seeking to restrain such use or disclosure.

3.7	Intentionally left blank.

3.8	User has selected the Software and assumes full responsibility for the use of the Software in its and its customers’ business, all data entered, stored or transmitted by means of the Software, and the use of such data, including the results obtained therefrom. User are responsible for arranging adequate backup and security procedures concerning access to computers utilizing the Software and the integrity of all programs, data and information stored thereon, including all necessary security to prevent a third parry from accessing, without authority, the confidential or proprietary information of User. This provision shall not limit TTG’s liability to User for breach of its product warranty obligations to User as set forth in Section 5.

3.9	Except for TTG’s obligations under Section 6, User shall defend, indemnify and hold harmless TTG from any demand, suit, cause of action, judgment, liability, cost or expense (including court costs and reasonable attorney’s fees) (“Claims”) arising out of or in connection with (i) a breach of this Agreement by User or (ii) any act, error or omission of User or any of its officers, directors, agents, employees or subcontractors. The foregoing shall not apply to the extent that such Claims are due to the willful misconduct, negligence or illegal acts of TTG.

4.	Pricing And Payment

4.1

The license fees and maintenance fees for the Produces) licensed pursuant to this Agreement are set forth on Exhibit A attached hereto. All payments will be made in immediately available U.S. Dollars without withholding, deduction or offset according to the payment schedule set forth on Exhibit A, and regardless of whether User collects any fees from its customers. Payment is due within 30 days from the date the invoice is received by User. User shall pay interest on all amounts not paid within 30 days at the rate of 1.5% per month or the highest lawful rate, whichever is less. Payment for additional services, as set forth on Exhibit C, from TTG shall be due on the same terms, unless otherwise agreed in writing by TTG.

4.2	Any charges paid hereunder in exchange for products or services provided by TTG are exclusive of any taxes, duties, fees or similar charges, however designated, imposed upon or made payable and arising out of sales under this Agreement. User shall pay all such taxes now or hereafter due and owing, including but not limited to sales, use or value added taxes (VAT) imposed upon User or TTG based upon the provision of the products or services as required under this Agreement; provided, however, that User shall not be responsible for the payment or reimbursement to TTG of (i) any franchise taxes or similar fees or taxes measured by or against TTG’s income or property, or (ii) any taxes or similar fees (including penalties and interest) arising as a result of TTG’s noncompliance with applicable laws. In the event taxes which are payable by User pursuant to this Section 4.2 are imposed upon and paid by TTG, User shall promptly reimburse TTG upon the receipt of documentation (i) evidencing that such taxes were paid to the applicable taxing authority, and (ii) which is in the form of an original, a duplicate original, or a duly certified or authenticated copy of the receipt or return required to be included by the applicable taxing authority with the payment of taxes. TTG will cooperate with User to reduce or maximize recovery of taxes related to the provision of services and products under this Agreement, and TTG shall honor any tax-exempt certificates provided by User. Upon User’s request, TTG shall invoice and accept payment by User or its Affiliates on a local country basis in local currency.

5.	Limited Warranty

5.1.	TTG represents and warrants to User that it has the right to license the Software as provided herein. TTG further warrants to User that for a period of six (6) months from the date of delivery of the Initial Software Release (the “Warranty Period”), the Software shall operate substantially in accordance with its specifications at time of Software order, as published by TTG, including any subsequent modifications to such specifications mutually accepted by User and TTG.

5.1.1	If during the Warranty Period TTG is unable or unwilling to correct defects or errors identified in the Software with a new copy of the Software that does not contain defects or errors, TTG may terminate this Agreement and the license granted herein whereupon TTG will provide a refund to User of the related license fee paid for the Software.

5.2.	User shall notify TTG in writing of failure of the Software to operate in conformity with the published functional specifications promptly following discovery thereof. Provided that User notifies TTG of such failure prior to expiration of the Warranty Period, TTG will investigate and take corrective action as expeditiously as is reasonably possible. If any Software fails to operate in accordance with the related functional specifications, TTG will use reasonable efforts to correct the Software so that it will operate substantially in accordance with the relevant functional specifications. If TTG determines that the reported error or non-conformity is not due to any error or defect in the Software supplied by TTG, User shall compensate TTG for its services and expenses at rates agreed to by the parties.

5.3.

TTG shall not be liable to User for any claim or defect arising from or based upon (i) any alteration or modification of any of the Software that was not provided by TTG; (ii) problems with User’s equipment or other software; (iii) use of the Software in a manner not set forth in the applicable documentation; or (iv) any other cause beyond the control of TTG. User acknowledges that the Software may contain key devices (such as the Hardware Key) that will disable the Software if such Software is misused or if the applicable license terminates. TTG SHALL NOT BE LIABLE TO USER FOR ANY

DAMAGES OR LOSSES INCURRED DUE TO THE IMPROPER OPERATION OF SUCH KEY DEVICES, WHETHER SUCH DISABLEMENT IS EXPERIENCED BY USER. TTG’S SOLE RESPONSIBILITY FOR THE IMPROPER OPERATION OF A KEY DEVICE IS THE PROMPT REPAIR AND/OR REPLACEMENT OF THE AFFECTED KEY DEVICE OR SOFTWARE.

5.4	Except as expressly provided herein, this Agreement does not include any professional services or on-going maintenance and support that may be needed to install, implement, train, support or otherwise make operational the Product(s) on the User’s hardware platform. User acknowledges that it may subscribe, during the term of this Agreement, to such maintenance and support services from TTG or TTG’s authorized distributor according to the terms and conditions of a separate support agreement between the parties (the “Support Agreement”). User also acknowledges and agrees that TTG may, in its sole discretion, assign its warranty and/or support obligations under this Agreement and/or the Support Agreement to a TTG authorized distributor. After such assignment User agrees to look solely to such distributor for all on-going maintenance and support of the Software, provided such distributor provides maintenance and support services substantially similar to those contracted for under this Agreement and the Support Agreement, as applicable.

5.5	EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5, NO EXPRESS OR IMPLIED WARRANTY IS MADE BY TTG WITH RESPECT TO ANY PRODUCT, ANY SOFTWARE RELEASE, THE DOCUMENTATION OR ANY OTHER MATTER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE. TTG DOES NOT WARRANT THAT ALL ERRORS IN THE PRODUCT(S) CAN OR WILL BE CORRECTED OR THAT THE FUNCTIONALITY OF THE PRODUCT(S) WILL MEET USER’S REQUIREMENTS.

6.	Patent, Copyright Or Trademark Infringement

6.1	Subject to the terms of this Section 6, TTG will defend User against any claim that the Software furnished hereunder infringes any, copyright, patent, tradesecret, or trademark of a third party, pay all amounts payable to third parties in connection with any settlement or compromise of such claim approved by TTG, and pay all damages by a court (after any permitted appeals) to third parties relating to such claim, including court costs and reasonable attorneys fees awarded; User agrees to: (i) promptly notifies TTG in writing of any claim of infringement; (ii) permits TTG to defend, compromise, settle or appeal any such claim or judgment (at the expense of TTG); (iii) assists and cooperates with TTG, as reasonably requested by TTG, to enable TTG to defend, compromise, settle or appeal any such claim, suit, demand or judgment. The provisions of this Section 6 shall not prohibit User’s participation with TTG in the defense or appeal of any such claim or judgment should User choose to participate, at its own expense (such expense not being indemnified by TTG) and with attorneys of its own choice, provided that TTG shall have sole control and authority with respect to any such defense, compromise, settlement, appeal or similar action.

6.2	TTG shall have no obligation to User under this Section 6 if the actual or alleged infringement is based upon (i) any modification or alteration of the Software that was not supplied by TTG, or (ii) the use of the Software in combination with any other software or equipment not recommended or intended, if such actual or alleged infringement would not have arisen absent such combination.

6.3	Should User’s right to continue to use the Software pursuant hereto be enjoined by a court because the Software is declared to infringe a patent, tradesecret, copyright or trademark, TTG at its option shall either: (i) procure for User the right to continue to use the Software; (ii) modify the Software to render it non-infringing; or (iii) replace the Software with non-infringing software that is substantially functionally equivalent to the Software. In the event that none of the options set forth in this Section 6.3 are reasonably possible or effective, TTG shall be entitled to terminate this Agreement and the license granted herein and refund to User the license fee paid for the particular Product or Software Release found to be infringing less a prorated portion of 1/60 of the license fee paid for each month following the expiration of the Warranty Period in which User maintained possession of the Product or Software Release.

6.4	THIS SECTION 6 STATES TTG’S ENTIRE OBLIGATION TO USER REGARDING ANY ACTUAL OR ALLEGED INFRINGEMENT, VIOLATION OR MISAPPROPRIATION OF ANY THIRD PARTY’S PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHTS RELATING TO THE SOFTWARE.

7.	Limitations Of Liability

7.1	IN NO EVENT WILL EITHER PARTY, OR ITS OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF. SUCH EXCLUDED DAMAGES INCLUDE, WITHOUT LIMITATION, DAMAGES OR COSTS INCURRED AS A RESULT OF LOSS OF TIME, LOSS OF DATA OR LOSS OF PROFITS THAT MAY ARISE IN CONNECTION WITH THE USE OF OR INABILITY TO USE THE SOFTWARE, REGARDLESS OF WHETHER TTG HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES OR CLAIMS OR WHETHER SUCH DAMAGES OR CLAIMS ARE BASED ON BREACH OF WARRANTY OR CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE.

7.2	TTG WILL NOT BE LIABLE FOR ANY CLAIM AGAINST USER BY ANY THIRD PARTY, INCLUDING User’s CUSTOMERS EXCEPT AS OTHERWISE PROVIDED HEREIN.

7.3	IN NO EVENT WILL TTG’S LIABILITY FOR ANY DAMAGES OR INJURIES TO USER OR ANY CUSTOMER EVER EXCEED THE LICENSE FEE PAID BY USER FOR THE PRODUCT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE.

7.4	THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 7 SHALL NOT APPLY TO: (I) TTG’S OBLIGATIONS SET FORTH IN SECTION 6 HEREOF, (II) DAMAGES TO REAL OR TANGIBLE PERSONAL PROPERTY, OR FOR BODILY INJURY OR DEATH, PROXIMATELY CAUSED BY TTG’S NEGLIGENCE, PRODUCTS, OR WILLFUL ACTS OR (III) WILLFUL AND FRAUDULENT MISREPRESENTATION BY TTG. HOWEVER, THE FOREGOING DOES NOT CONFER ANY RIGHT OR REMEDY UPON USER TO WHICH IT WOULD NOT OTHERWISE BE ENTITLED.

8.	Term And Termination

8.1	This Agreement and the licenses granted herein shall commence on the Effective Date and shall continue indefinitely unless terminated as provided herein.

8.2	Either party may terminate this Agreement and the license and rights granted herein if there is a material breach by the other party to any of the provisions of this Agreement and (i) fails to remedy such breach within thirty (30) days after receiving written notice thereof, or (ii) fails to (a) commence a good faith action to remedy such breach within thirty (30) days after receiving written notice thereof, and (b) diligently pursue such action to conclusion. Termination of this Agreement shall not constitute either parties’ exclusive remedy for breach or non-performance by the other parry and each party shall be entitled to seek all other available remedies, both legal and equitable, including injunctive relief.

8.3	Should either party (1) admit in writing its inability to pay its debts generally as they become due; (2) make a general assignment for the benefit of creditors; (3) institute proceedings to be adjudicated a voluntary bankrupt; (4) consent to the filing of a petition of bankruptcy against it; (5) be adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (6) seek reorganization under any bankruptcy act; (7) consent to the filing of a petition seeking such reorganization; or (8) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party’s property or providing for the liquidation of such party’s property or business affairs; then, in any such event, the other party, at its option and without prior notice, may terminate this Agreement effective immediately.

8.4	Upon termination of this Agreement for incurred material breach by User, User shall immediately cease all use of the Software, remove all copies of the Product from its computers and return to TTG all Software Releases and related documentation. Otherwise, licenses granted herein shall survive term.

8.5	The provisions of Sections 3, 5.5, 6, 7, 8.4, 9 and 10 hereof shall survive the termination of this Agreement.

9.	General

9.1	This Agreement, including. Exhibits attached hereto, represents the entire understanding and agreement between the parties, and supersedes any and all previous discussions and communications. No employee or agent of TTG nor any distributor is authorized to make any additional representations or warranties related to the Software. Any subsequent amendments and/or additions hereto shall be effective only if in writing and signed by both parties. User may not assign its rights or obligations under this Agreement without the prior written consent of TTG. Subject to the foregoing limitation on assignment, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

9.2	This Agreement shall be interpreted under the laws of the State of New York in the United States without reference to conflict of laws principles and without regard to the United Nations 1980 Convention on Contracts for the International Sale of Goods and any amendments thereto, and any legal action resulting from it shall be held within the jurisdiction of the State of New York in the United States. It is understood that the parties shall use their endeavors to amicably resolve any dispute or difference arising from this Agreement.

9.3	Headings of paragraphs in this Agreement are inserted for convenience only, and are in no way intended to limit or define the scope and/or interpretation of this Agreement.

9.4	The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full rights of such party to require such performance at any time thereafter, nor shall the waiver by either parry of a breach of any provision hereof be taken or held to be a waiver of the provision itself or any future breach.

9.5	The parties shall be independent contractors, and nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between User and TTG.

9.6	If any part, term, or provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions shall not be affected thereby.

9.7	Any notice given pursuant to this Agreement shall be in writing and shall be given by personal service or by first class mail, postage prepaid to the addresses appearing at the beginning of this Agreement, or as changed through written notice to the other party. Notice given by personal service shall be deemed effective on the date it is delivered to the addressee, and notice mailed shall be deemed effective on the tenth (10th) day following its placement in the mail addressed to the addressee.

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties hereto have made and entered into this Agreement as of the Effective Date.

Travel Technologies Group, L.P.		Sabre Inc.

Signed:	/s/ David Fromal	Signed:	/s/ S. W. Smith
Name:	David Fromal	Name:	S. W. Smith
Title:	EVP / Client Svcs.	Title:	SVP / GM Sabre BTS

EXHIBIT A

Licensed Products and Fees

Product/Description	Fee	Total
CoRRe for Sabre (including QualityCheck, SeatFinder, FareFinder and Clearance): *	*
PowerCoRRe: *	*
Installation Fee	*
First Year Maintenance & Support Fees	*
Subtotal	*
Sales Tax (8.25%)	*

Total License, Installation, and Maintenance Fees		*

Payment Schedule

Total License, Installation, and Maintenance Fees of     *     are due at Contract Execution.

* CONFIDENTIAL TREATMENT REQUESTED

Exhibit B

PRODUCT DESCRIPTION

CoRRe™

The name CoRRe is an acronym for Centrally Oriented ResRevieiv Edition. CoRRe has four functional modules. QualityCheck, SeatFinder, FareFinder, and Clearance are all in one program and are driven by one central routine. The system operates from a local database of active PNRs rather than queues on the CRS.

CoRRe is a Windows based program, and as such has all the operating characteristics inherent in programs which run in Windows. The main screen layout of CoRRe has drop-down menus with options which open windows where setup information is defined by the user.

QualityCheck audits each reservation for integrity and completeness and can be customized on an account specific basis. QualityCheck can function as a PNR finisher. The program utilizes a “point and click” interface and can be programmed by travel agency personnel to perform the routines to complete a passenger record with account-specific information. Once completed, QualityCheck verifies that each tested record complies with the defined requirements. These requirements are verified by applying other PNR routines to the record. If a record fails a routine, CoRRe can respond with a number of actions performed on it, either singly or in combination. QualityCheck will correct certain problems that it finds within the PNR. QualityCheck also uses named fields in its PNR routine generator. The user can select a field within a line in a PNR and give it a unique name which can be used to expedite the creation of PNR routines. A named field can also be an entire line from a PNR, or can even be created from the result of a command issued to the CRS.

SeatFinder communicates directly with the CRS, comparing travelers’ seating preferences with their reserved seats and current availability. SeatFinder cancels non-preferred seats and re-books preferred seats (or better, non-preferred seats) as they become available. It will perform the initial booking if seats have not yet been obtained.

Seat preferences recognized by SeatFinder include:

☐ Aisle	☐ Center	☐ Window
☐ Forward	☐ Wing	☐ Rear
☐ Left Side	☐ V Right Side	☐ Bulkhead
☐ Smoking	☐ Non-Smoking	☐ Exit Row

SeatFinder recognizes preference options in any order and any combination.

SeatFinder can check every PNR or selected ones in multiple pseudo cities right up until the time of departure or airport control.

If a departure date is beyond the host reservation system’s seat booking capabilities, SeatFinder will “remember” the reservation and begin searching for a better seat assignment at the earliest possible date.

FareFinder, searches for available lower fares, pre- and post-ticketing, on both the existing and alternate itineraries. FareFinder works the specific reservations and selected queues re-booking lower published and negotiated fares (if they do not violate client’s preferences) or appending messages to the reservation informing the booking agent of lower fare options.

With scheduled frequency, FareFinder will try to price the current itinerary at a lower fare increasing the probability of securing lower airfares for the client. If a lower fare is found that does not conflict with the restrictions authorized by the passenger, the lower fare is automatically re-booked; a message is added to the PNR; and the record is queued to the booking agent for customer notification.

Because there will be diminishing returns on low fare checks as the PNR ages, the user can impose a time window for the search, and may direct the program to report only those fares which save a minimum amount or more from the current fare.

Alternate Route Carrier Search

When requested, FareFinder will conduct an alternate airline or routing search for a lower priced fare to the desired destination. A time window can be defined within which FareFinder is to search for alternate itinerary options. If a qualifying lower fare option is found, FareFinder will document all necessary information and queue the PNR to the booking agent.

Clearance monitors availability on a timely basis in order to clear wait listed segments when confirmable space becomes available.

The program performs a series of quality control checks on the PNR while clearing a wait listed air segment. When errors are found, Clearance adds a message(s) to the PNR describing the problem(s) and queues the PNR back to one of several user-selected queues including the booking agent. The qualifying tests check for the following:

•	Was the itinerary priceable after a wait list was cleared?

•	Was the itinerary left double-booked after a wait list was cleared?

Clearance will only check and book last seat availability directly in the wait listed carrier’s system. In the Clearance Carriers window, the user can modify the list of carriers on which Clearance will work. Only carriers with direct connect capability are included in this list so that availability will be accurate when a wait listed class can be confirmed.

PowerCoRRe is added functionality to QualtyCheck’s “User Defined Routine” (UDR) engine. This added functionality gives the User the ability to add procedures to CoRRe UDRs. The procedures incorporate If-Then logic and process routing, allowing the UDRs to do more complex operations.

TRAINING AND INSTALLATION:

Included in the license fee is a comprehensive training session for the User. Training sessions are held in TTG’s Dallas facility, which is equipped with Pentium computers and can accommodate up to eight students. TTG suggests at least two User representatives attend training. Training with occur over two and one-half days. The instructor will utilize a live version of CoRRe for the appropriate GDS. The curriculum covers CoRRe Set-up, building tests (or routines) and running reports. Installation will take place over one and one-half days by a TTG representative.

INSTALLATION REQUIREMENTS:

For CoRRe/PowerCoRRe Installation:

•	One Pentium class or better IBM compatible PC for each CoRRe TA licensed which meets the following minimum criteria:

•	Minimum 32MB Ram (64MB recommended)

•	Windows 95 or NT4.0 installed.

•	Minimum 1GB free file server disk space.

•	Color graphic VGA monitor.

Exhibit C

Charges for Additional Services: (Values Expressed in US Dollars)

(1) Telephone Support in Excess of 10 Hours per Month and/or Outside of Regular Business Hours	*
(2) On-Site Visit	*
(3) Additional Training at TTG’s Dallas Office*	*
(4) Additional Training at the User’s Site	*
(5) Modifications requested by User and agreed by TTG	*

*	User is responsible for all travel and out-of-pocket expenses of User’s representatives.

* CONFIDENTIAL TREATMENT REQUESTED